Exhibit 10.51

FIFTH AMENDMENT TO

BJ SERVICES COMPANY

1999 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, BJ SERVICES COMPANY (the “Company”) has heretofore adopted the BJ SERVICES COMPANY 1999 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows:

I.	Effective as of October 1, 2004:

1.    The fourth sentence of subparagraph 5(a) of the Plan shall be deleted and the following shall be substituted therefor:

“The number of shares subject to each option shall be the quotient of the payroll deductions authorized by each participant in accordance with subparagraph (b) extended for the option period divided by the “option price” (defined below) of the Stock on the date of grant, as defined by subparagraph 6(b), excluding all fractions; provided, however, that, prior to the commencement of any option period, the Company in its discretion may establish a maximum number of shares that may be subject to any option offered under such option period (any such maximum shall be subject to adjustment in the same manner as provided in paragraph 11 with respect to the number of shares subject to the Plan and the number and option price of shares subject to options outstanding under the Plan).”

2.    The following sentence shall be added to the end of subparagraph 5(b) of the Plan:

“In addition, an eligible employee may not commence participation in an option period under the Plan unless such eligible employee has, at such time or times as may be designated by the Company, entered into such agreements and authorizations as may be prescribed by the Company pursuant to subparagraph 6(c).”

3.    Subparagraph 5(h) of the Plan shall be deleted and the following shall be substituted therefor:

“(h)    TAX WITHHOLDING.    At the time an option under the Plan is exercised, in whole or in part, or at the time some or all of the Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Stock. At any time, the Company may withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including without limitation any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or disposition of Stock purchased by the participant under the Plan.”

4.    The following sentences shall be added to the end of subparagraph 6(a) of the Plan:

“Notwithstanding any provision of the Plan to the contrary, prior to the commencement of any option period, the Company in its discretion may establish a minimum exercise price for such option period to the effect that if the option price for such option period is less than such minimum exercise price, then each participant shall be deemed to have withdrawn from the plan pursuant to paragraph 7 immediately prior to the date of exercise of such offering period; provided, however, that a participant’s payroll deduction authorization shall not be terminated with respect to the date of grant of any subsequent option period by reason of any such deemed withdrawal. Any such minimum exercise price shall be subject to adjustment in the same manner as provided in paragraph 11 with respect to the number of shares subject to the Plan and the number and option price of shares subject to options outstanding under the Plan.”

5.    Subparagraph 6(c) of the Plan shall be deleted and the following shall be substituted therefor:

“(c)    DELIVERY OF SHARES.    Except as provided below, the Company shall deliver to each participant a certificate issued in his name for the number of shares of Stock with respect to which such participant’s option was exercised and for which such participant has paid the option price. The certificate shall be delivered as soon as practicable following the date of exercise.

In lieu of delivering share certificates directly to participants, the Company in its discretion may take such steps as it deems necessary or advisable (including, without limitation, the execution of service agreements and contracts) to effect the delivery of shares to a broker-dealer or similar custodian designated by the Company (the “Plan Broker”) on such terms and conditions as the Company determines in its discretion. In such event, as soon as practicable following the date of exercise, the Company, on behalf of each participant, shall deliver to the Plan Broker a certificate for (or shall otherwise cause to be credited with the Plan Broker) the number of shares of Stock with respect to which such participant’s option was exercised and for which such participant has paid the option price. The Plan Broker shall keep accurate records of the beneficial interests of each participant in such shares by means of the establishment and maintenance of an account for each participant. Fees and expenses of the Plan Broker shall be paid by the Company and/or allocated among the respective participants in such manner as the Company determines in its discretion. During any period that the Plan Broker arrangement described above is utilized in connection with the Plan, participants shall be required, at such time or times as may be designated by the Company, to enter into such agreements and authorizations (the terms of which may include, without limitation, restrictions on the transfer of shares from participants’ Plan Broker accounts) with the Plan Broker and the Company as the Company may prescribe.

In the event the Company is required to obtain from any commission or agency authority to issue any shares as provided above, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant in the Plan except to return to him the amount of the balance in his account.”

6.    Paragraph 10 of the Plan shall be deleted and the following shall substituted therefor:

“10.    RIGHTS OF STOCKHOLDER.    With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder when, but not until, shares have been issued to him or on his behalf, as applicable, following exercise of his option.”

II.	As amended hereby, the Plan is specifically ratified and reaffirmed.

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